Exhibit (m)(4)

SERVICES AGREEMENT

This Services Agreement is made effective as of the first day of April, 2012 by and between GMO Series Trust, a Massachusetts business trust, with its principal office at 40 Rowes Wharf, Boston, Massachusetts 02110 (“Company”) and Mercer HR Services, LLC, a Delaware limited liability company, with its principal office at Investors Way, Norwood, Massachusetts 02062 (“MHRS”).

WHEREAS, each investment company listed on Exhibit A hereto, as such Exhibit may be updated in writing from time to time as mutually agreed upon by the parties (the “Fund(s)”), is a series of an open-end investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Company serves as investment advisor in connection with certain other matters for the Funds;

WHEREAS, MHRS provides certain administrative and recordkeeping services to clients that sponsor employee benefit plans, profit-sharing plans and retirement plans (the “Plan(s)”) that have determined that certain portfolios of assets managed by third parties are, or will be, investment options for Plan participants;

WHEREAS, Company and MHRS desire to facilitate the purchase and sale of the Funds by the Plans as described herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Account Opening. MHRS may open one or more accounts per Fund (the “Accounts”) by completing and submitting the appropriate application form, using the National Securities Clearing Corporation’s (“NSCC”) new account set-up automated transmission, or using such other means as the parties may mutually agree upon from time to time. MHRS agrees to provide such notice as may be mutually agreed by the parties prior to opening new Accounts. Thereafter, as applicable, the parties will mutually agree on their being closed prior to any Accounts being closed.

2.	Receipt of Instructions. MHRS shall receive orders for the purchase and/or redemption of the authorized and issued shares of a Fund from or on behalf of the Plans and their participants (“Instructions”).

3.

Pricing. On each day that the New York Stock Exchange (“NYSE”) is open for business (“Business Day”), Company or Company’s agent shall transmit to MHRS net asset value (“NAV”) information for each Fund calculated on such Business Day. Company or Company’s agent shall provide such information via the NSCC’s Mutual Fund Profile System Phase I, or such other alternative method of communication as mutually agreed by the parties, by no later than 7:00 P.M. Eastern Time on such Business Day. In the event that such information cannot reasonably be provided through such means, Company or Company’s agent shall promptly notify MHRS and provide such information no later than 7:30 P.M. Eastern Time on such

Business Day via fax transmission or other means as mutually agreed upon by the parties; provided, however, that the Company, or its agent, shall notify MHRS as soon as possible of any delay in providing the NAV information and the parties may, by mutual agreement, determine to delay the deadline for providing the NAV information.

4.	Dividend and Capital Gains Distribution Information. On each relevant Business Day, Company or Company’s agent shall transmit to MHRS dividend and capital gains distribution information, if any, for each Fund, and with respect to Funds that declare dividends daily, the daily accrual for interest rate factor (mil rate) information for such Business Day. Company or Company’s agent shall provide such information via the NSCC’s Mutual Fund Profile System Phase II, or such other alternative method of communication as mutually agreed by the parties, by no later than 7:00 P.M. Eastern Time on such Business Day. In the event that such information cannot reasonably be provided through such means, Company or Company’s agent shall promptly notify MHRS and provide such information no later than 7:00 P.M. Eastern Time on such Business Day via fax transmission or other means as mutually agreed upon by the parties; provided, however, that the Company shall notify MHRS as soon as possible of any delay in providing any of the information described in this Section 4 and the parties may, by mutual agreement, determine to delay the deadline for providing such information. In all events, Company or Company’s agent shall provide dividend information on or before the ex-dividend date.

5.	Transmission of Instructions.

(a)	On each Business Day, MHRS shall transmit to Company or Company’s agent the Instructions received prior to the close of trading on the NYSE that day (the “Trade Date”) and the Instructions received after the close of trading on the NYSE on the immediately preceding Business Day. MHRS shall transmit such Instructions no later than 5:00 A.M. Eastern Time on the next Business Day (“Trade Date + 1”) without modification, except for netting and/or aggregation, via the NSCC’s Defined Contribution Clearing and Settlement (“DCC&S”) Fund/SERV system. Notwithstanding the foregoing, to the extent Instructions are not transmitted to Company or Company’s agent via the DCC&S Fund/SERV system, MHRS shall notify Company or Company’s agent and such Instructions shall be either (i) estimated and transmitted via facsimile or (ii) resubmitted via the DCC&S Fund/SERV system by no later than 8:30 A.M. Eastern Time on Trade Date + 1.

(b)	Instructions transmitted pursuant to Section 5(a) will receive the NAV for each Fund calculated on the Trade Date. The parties acknowledge and agree that as of the date of this Agreement there are not any loads, fees or restrictions that will be applicable in connection with the Plans transactions in the Funds hereunder. The Company agrees to notify MHRS as soon as reasonably practicable in the event any loads, fees and/or restrictions will become applicable in relation to the Plans transactions in the Funds. The parties further acknowledge and agree that any requirement that an Instruction be accompanied by a signature guarantee is waived.

(c)	MHRS agrees to make a reasonable business effort to provide the Company with advance notice of all large trade estimates that it has received advance notice of from an applicable Plan, including orders relating to transactions outside the ordinary course of a Plan estimated to exceed $1 million.

6.	Confirmations. Company or Company’s agent shall confirm no later than 11:00 A.M. Eastern Time on Trade Date + 1 acceptance or rejection of each Instruction transmitted to Company or Company’s agent via the DCC&S Fund/SERV system.

7.	Settlement. Settlement of all Instructions accepted by Company or Company’s agent shall occur consistent with the requirements of the DCC&S Fund/SERV system on Trade Date +1. Instructions accepted by Company or Company’s agent but not transmitted via the DCC&S Fund/SERV system shall be settled as follows:

(a)	With respect to purchases, MHRS shall initiate payment to Company or Company’s agent by federal funds wire no later than 2:00 P.M. Eastern Time on Trade Date + 1.

(b)	With respect to redemptions, Company or Company’s agent shall initiate payment to MHRS or its designated agent by federal funds wire no later than 2:00 P.M. Eastern Time on Trade Date + 1.

8.	Account Activity. Company or Company’s agent will transmit those Networking activity files reflecting all account activity, including but not limited to closing account balance, purchases, redemptions, capital gains, dividends, price and share adjustments to MHRS via the DCC&S NETWORKING system, for receipt by MHRS no later than the Business Day next following Trade Date + 1 (“Trade Date + 2”). In the event that Company or Company’s agent cannot reasonably transmit such information via the DCC&S NETWORKING system, Company or Company’s agent shall transmit such information to MHRS no later than 11:00 A.M. Eastern Time on Trade Date + 1 via facsimile or such other means as mutually agreed upon by the parties. Company further agrees to provide calendar year account transcripts for any year free of charge upon reasonable request by MHRS, provided that any such request is not for a transcript that is more than two calendar years old at the time of the request (for example, if requested on July 1, 2015, Company would provide an account statement for the calendar year 2013, however it would not provide an account statement for the calendar year 2012).

9.	Fund Prospectus. In the event of any conflict between the terms of this Agreement and the terms of the Fund’s prospectus, the terms of the Fund’s prospectus shall govern. Company represents and warrants that as of the date of this Agreement, the obligations set forth herein are within the requirements established by the Fund’s Prospectus. In the event the Fund’s Prospectus will be changed so that it would be inconsistent with any of the obligations of the parties hereto, Company shall provide MHRS with notice of such change as soon as reasonably practicable, and as applicable the parties shall thereafter discuss updating this Agreement.

10.	Market Timing and Information Sharing and Trade Restriction Pursuant to Rule 22c-2 under the 1940 Act.

(a)

MHRS acknowledges that market-timing or other abusive trading in the Funds by Plan participants may negatively impact remaining shareholders within the Funds, and in relation thereto MHRS agrees to reasonably cooperate with the Company and the Funds in their efforts to protect the shareholders by enforcing MHRS’s policies and procedures to detect and deter excessive trading in participant-directed defined contribution plans, and as described in the remainder of this Section 10. MHRS agrees to make a reasonable business effort to notify the Company of any anticipated changes and/or modifications to its policies and procedures to detect and deter excessive trading in participant-directed defined contribution plans.

(b)	Shareholder Information.

(i)	Agreement to Provide Information. MHRS agrees to provide Company or Company’s agent, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares of the Funds held through an account maintained on behalf of MHRS during the period covered by the request.

(ii)	Period Covered by Request. Requests must set forth a specific period, in three calendar month increments, not to exceed 12 months from the date of the request, for which transaction information is sought. Company or Company’s agent may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. In the event any transaction information is requested that is older than one year from the date of the request, MHRS may charge Company reasonable expenses it may incur associated with retrieving and providing such information.

(iii)	Form and Timing of Request and Response. MHRS agrees to provide, promptly, upon request, the requested information specified in Section 10(b)(i) above. If requested, MHRS agrees to use its commercially reasonable efforts to determine promptly whether any transactions effected by MHRS on behalf of Company include transactions effected by an indirect intermediary through MHRS and, upon further request, to promptly either (A) provide to Company or Company’s agent (or arrange to have provided) the information set forth in Section 10(b)(i) above for those Shareholders who hold an account with the Fund through MHRS or (B) restrict and prohibit such persons from purchasing securities issued by the Fund in nominee name through MHRS on behalf of other persons. MHRS additionally agrees to inform Company or Company’s agent whether it plans to perform (A) or (B). To the extent practicable, the format for any transaction information requested or provided under this Section 10 shall be consistent with the NSCC Standardized Data Reporting Format. Both the requests and responses should be provided electronically via the NSCC.

(iv)	Limitations on use of Information. Company agrees that it and that its agents receiving such information will not use the information received under this Section 10 for any purpose other than Rule 22c-2 compliance monitoring, including marketing, without the prior written consent of MHRS.

(c)	Agreement to Restrict Trading. MHRS agrees, upon the written direction of Company or Company’s agent, to restrict exchanges or prohibit further purchases of Shares by a Shareholder who has been identified by Company or Company’s agent as having engaged in transactions of the Fund’s Shares through MHRS that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i)	Form of Direction. Directions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the directions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)	Timing of Response. MHRS agrees to execute directions to restrict or prohibit trading as soon as reasonably practicable, but not later than ten business days after receipt of written directions by MHRS from Company or Company’s agent or the Fund.

(iii)	Restriction Information Assistance. Upon request, Company agrees to provide MHRS reasonable assistance in providing the affected Plan participant(s) or the sponsor of the affected Plan with information reasonably requested regarding the restriction or prohibition specified in Section 10(c) above.

(iv)	Confirmation by MHRS. MHRS will provide written confirmation to Company or Company’s agent that directions to restrict exchanges or prohibit further purchases of Shares of the Funds have been executed. MHRS agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the directions have been executed.

(v)	Identification of Financial Intermediaries. As applicable, MHRS agrees (A) to maintain, and provide to Company or Company’s agent upon request, a complete and current list of all intermediaries that submit trades to Company or Company’s agent through MHRS for which MHRS is not authorized to provide Rule 22c-2 Shareholder Information, (B) not to purchase any securities from the Fund on behalf of an intermediary that does not, at the time of the purchase, have a valid Rule 22c-2 Fund Shareholder Agreement, or its equivalent, in effect with the Fund either directly or through MHRS, and (C) to inform Company or Company’s agent in the event an intermediary that had previously authorized MHRS to act on its behalf for purposes of Rule 22c-2 shareholder information revokes such authorization. Such notification shall be provided to Company or Company’s agent no later than 90 days after MHRS first receives notice of the revocation.

(d)	Definitions. The following definitions shall apply for the purposes of this Section 10:

(i)	The term “Fund” as defined above shall also include the fund’s principal underwriter and transfer agent, but not any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.

(ii)	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the intermediary.

(iii)	The term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

11.	Fund Information.

(a)	Company or Company’s agent shall deliver to MHRS copies of prospectuses and/or summary prospectuses, financial statements, reports or other materials relating to each Fund, and updates of such materials, as such updates become available and as required by law. As it has agreed upon or may agree upon with the sponsor of each Plan, MHRS may deliver the foregoing, and additional information to Plan participants in hard copy or electronically. Additionally, Company shall notify MHRS at the same time as the Company notifies all other investors of all Fund actions, including mergers, liquidations, and Fund CUSIP or ticker changes.

(b)	Company authorizes MHRS to obtain from Lipper Analytical Services (“Lipper”) and/or other third party distributors of such information (collectively “Third Party Fund Information Source(s)”) performance data for each Fund, including without limitation, standardized performance information, total return and current yield information computed in accordance with Securities and Exchange Commission rules and other performance information. In addition, upon MHRS’s reasonable request, Company or Company’s agent shall provide performance and other fund data, including but not limited to (i) a comparison of performance against one or more appropriate benchmarks or indices, (ii) monthly, quarterly, year-to-date and annualized one, three, five and ten year performance data (or data for such lesser period of the Fund’s existence), (iii) the Fund earnings on a net-of-fees basis, and (iv) Fund fact sheets, descriptions of current Fund structure and attribution rates related to Fund strategy. MHRS acknowledges that provided the information it receives from a Third Party Information Source is not inaccurate due to Company or its agents providing such source with inaccurate information, that the Company is not responsible for, and will not incur any liability in connection with, the accuracy of the information obtained from a Third Party Information Source. With respect to any Fund performance data requested by MHRS on a monthly basis, as applicable, such information shall be provided no later than the fifth Business Day of each month.

(c)	Company or Company’s agent may provide copies, updates, and other information described herein in hardcopy, disk format, or through electronic or other means, all as acceptable to MHRS. MHRS is authorized to distribute copies of prospectuses, financial statements, reports or other materials relating to each Fund, and performance data obtained pursuant hereto, to the Plan(s) and Plan participants in the format provided or obtained, or in any other reasonable format, including but not limited to communications materials that contain information unrelated to the Funds and verbal presentations or discussions with Plan sponsors and/or participants. MHRS agrees that it will not make any material changes to any documents and/or information provided to it pursuant to this Section 11 by the Company, its agents, or the Funds.

(d)	Company will provide MHRS with reasonable access to the appropriate Company or Company agent individuals to respond to any reasonable questions that MHRS may have in relation to the Funds.

(e)	Company or Company’s agent will provide to MHRS in the same manner and at the same time as the Fund’s shareholders (i) any information that Company or Company’s agent has that could have an adverse impact on the performance of a Fund, and (ii) notice in the event of any material change in the management, ownership or control of a Fund and of any change in the fundamental policies or other policy limitations described in the prospectus or statement of additional information of a Fund.

12.	Indemnification.

(a)	Each party (an “Indemnitor”) shall indemnify and hold harmless each other party, each of such other party’s affiliated companies, and all of the divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing (each an “Indemnified Party”, and collectively, the “Indemnified Parties”), against and from any and all demands, damages, non-de minimis costs (which, as applicable, shall be paid to the Indemnified Party at its then current labor rates), liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including all reasonable attorney fees and expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Indemnitor) to which any of them may be or become subject as a result or arising out of (i) any negligent act or omission, or misconduct by the Indemnitor or its agents relating to the performance of its obligations under this Agreement, (ii) any breach of the Indemnitor’s representations, warranties or covenants contained in this Agreement, (iii) the Indemnitor’s or its agents failure to comply with any of the terms of this Agreement, or (iv) the acceptance by any Indemnified Party or its agents of any transaction, Fund, or account maintenance or correction information from the Indemnitor with respect to the Plans or their assets. Each party represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

(b)

In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which a party may be required to indemnify another party, the party seeking indemnification shall promptly notify the Indemnitor of such assertion or loss, and shall keep the Indemnitor advised with respect to all developments concerning such claim. The Indemnified Party shall have the option to participate at its expense with the Indemnitor in the defense of such claim. No settlement of a claim that involves a remedy other than the payment of money by an Indemnitor shall be entered into without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

13.	Other Obligations.

(a)	Each of the parties shall (i) maintain adequate offices, personnel and computer and other equipment to perform the services contemplated by this Agreement, (ii) maintain insurance coverage at all times that is reasonable and customary in light of its duties hereunder, and (iii) maintain or provide for redundant facilities and back-up files of its records maintained hereunder and shall store such back-up files in a secure off-premises location, so that in the event of a power failure or other interruption of whatever cause at the location of its records, such records are maintained intact and transactions can be processed at another location.

(b)	The parties agree that all books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or performance of this Agreement shall remain confidential, shall not be voluntarily disclosed to any other person, except as may be required by law, and shall be used solely for the purposes set forth herein.

(c)	Each party shall comply with applicable federal and state securities laws, rules and regulations in connection with its responsibilities as set forth in this Agreement.

(d)	Each party shall notify each other party promptly in the event that it becomes unable for any reason to perform the services contemplated by, or any other of its obligations under, this Agreement.

(e)	Each party agrees to perform its duties, functions and responsibilities hereunder pursuant to the most current rules, procedures and other requirements of the NSCC’s DCC&S Fund/SERV System and/or the DCC&S NETWORKING System, as applicable.

(f)	Except as permitted herein, the parties shall agree in writing to those instances when they may use the name or logo of the other party for any purpose, including without limitation advertising, trade or other commercial or non-commercial purposes.

(g)	MHRS shall transmit to the Company (or to an agent designated by the Company that is obligated to treat such information as confidential and not use it for any other purposes) such information concerning the Plans, MHRS, and affiliates of MHRS that the Company may reasonably request in relation to it and the Funds complying with applicable laws and regulations, including information that the Company may request in relation to the Funds complying with applicable state Blue Sky laws.

14.	Compensation. MHRS shall be paid for services hereunder as set forth on Exhibit A.

15.	Representations and warranties.

(a)	Each party represents and warrants that it (i) is duly organized, validly existing and in good standing under the laws of its state of organization or incorporation, (ii) has legal power and authority to carry on its business, and is registered or licensed as required, in each jurisdiction where it conducts its business, (iii) is empowered by its charter and bylaws and under applicable law to enter into and to perform this Agreement, and (iv) has taken all requisite actions to authorize it to enter into and perform this Agreement.

(b)	MHRS represents and warrants that (i) it is authorized to act on behalf of each Plan effecting transactions in the Accounts, and (ii) its use of any sales literature received pursuant to Section 11 hereof will conform to the requirements of applicable law, including, if applicable, any filing requirements with respect to such literature.

(c)	Company represents and warrants that (i) any sales literature provided pursuant to Section 11 hereof has been reviewed by the Funds’ distributor and that the Funds’ distributor has filed such sales literature with FINRA as appropriate, and (ii) the compensation it provides to MHRS pursuant to Section 14 hereof is not for the performance of broker-dealer services and is not a sales commission.

16.	Non-Solicitation. Company hereby agrees that, so long as this Agreement is in effect that neither it or any of its affiliates will knowingly solicit recordkeeping and/or other administrative business from any Plan or its sponsor, or any affiliate of such a sponsor.

17.	Notices. Notices hereunder shall be in writing, shall be delivered personally, sent by certified mail (return receipt requested) or sent by facsimile machine in accordance with procedures established by agreement of the parties hereto, and shall be addressed to a party either at the address below or at a changed address specified by it in a notice to the other party hereto:

Company:	MHRS:
Grantham, Mayo, Van Otterloo & Co. LLC	Mercer HR Services, LLC
40 Rowes Wharf	Investors Way
Boston, Massachusetts 02110	Norwood, Massachusetts 02062

Attention: General Counsel	Attention:	Legal and Regulatory
Support Department

18.

Appointment; No Joint Venture. Subject to the terms and conditions set forth in this Agreement, Company hereby appoints MHRS to act as, and MHRS agrees to act as, agent for the sole purpose of accepting orders for the purchase, and requests for the redemption, of the authorized and issued shares of any Fund purchased, held or redeemed by a Plan. Except as set forth in the immediately preceding sentence, it is understood and agreed that all services performed under this Agreement by MHRS shall not be as an employee or agent of Company or the Funds and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among any of the parties. MHRS acknowledges that each Fund, as a registered investment company under the 1940 Act, is subject to the provisions of the 1940 Act and regulations thereunder, and that the offer and sale of its shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities. Company acknowledges that MHRS is not responsible for such Fund’s compliance with such laws and regulations.

19.	Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by a party (except to an affiliate or authorized agent of such party that will be acting on its behalf) without the consent of each other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

20.	Amendment. This Agreement may be amended or modified only by a written agreement executed by the parties.

21.	Termination.

(a)	This Agreement may be terminated by a party upon (i) sixty (60) days’ written notice to each other party, (ii) thirty (30) days’ written notice, for cause, if a party materially breaches or defaults in its obligations under this Agreement and such breach remains uncured at the end of such thirty (30) day period, or (iii) immediately upon written notice to each other party in the event that the notifying party becomes unable for any reason to perform the services contemplated by this Agreement, or the Funds cease to be investment alternatives under the Plans.

(b)	Upon termination of this Agreement, each party shall return to each other party all copies of confidential or proprietary materials or information received from such other party hereunder other than materials or information required to be retained by such party under applicable laws or regulations or that it maintains for archival purposes. Such retained materials or information, as applicable, shall remain subject to the confidentiality obligations set forth in this Agreement. The obligations of the parties under Sections 10(b)(iv), 12, 13(b) and this subsection 21(b) shall survive the termination of this Agreement.

22.	Waiver and Severability.

(a)	A waiver of a breach or default under this Agreement shall not be a waiver of any other breach or default. Failure or delay by a party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

(b)	If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

23.

USA Patriot Act/Anti-Money Laundering. Company represents that it has established and will maintain policies and procedures required by federal, state or local law to detect and prevent money laundering, including those required by the United and Strengthening America Act by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”). MHRS represents that it has adopted an Anti-Money Laundering program that is consistent with the laws that are applicable to its business and the services it provides to its clients, including, as applicable, those laws that may require that it confirm that its clients are not on “prohibited transactions lists”. Each party further agrees to cooperate and share information with the other to the extent required by law to facilitate implementation of each other’s anti-money laundering program. If the Company determines at any time that activity of an Account is suggestive of money laundering, the Company will immediately notify MHRS and as applicable may thereafter restrict further purchases in the Account, close the Account, and notify the appropriate authorities. Company agrees to provide MHRS reasonable assistance in providing the sponsor of an affected Plan with information regarding Company’s’ determination that its participants and/or Account are or have been engaged in money laundering activities, and in the event it’s ultimately determined that such determination was not accurate, Company will reimburse the applicable Plan sponsor and MHRS for all costs and losses that they may each incur in relation to such inaccurate determination.

24.	Data Privacy, Security and Confidentiality. Each party shall comply with and ensure that their designees or agents that may receive Plan and/or Plan participant information comply with all applicable federal and state data privacy, security and confidentiality laws and regulations, including, without limitation, those promulgated under M.G.L. 66a and M.G.L. c. 93H, as implemented by 201 CMR 17.00.

25.	Force Majeure. Notwithstanding any other provisions of this Agreement to the contrary, the parties and their respective designees, agents and assigns will not be responsible for delays or errors caused by acts of God or by circumstances beyond their reasonable control, including without limitation, acts of governmental or military authority, national emergencies, market closures, bank closures or temporary suspension of banking business, suspension of trading on national stock exchanges, insurrection, acts of war or terrorism, riots, epidemics, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe. This clause shall not excuse either of the parties of the Agreement from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data each of the parties to the Agreement are responsible for maintaining.

26.	Governing Law and Waiver of Jury Trial. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to its conflict of laws rules. Each party, on behalf of itself and its affiliates, to the fullest extent permitted by law, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any action or other legal proceeding arising out of or relating to this Agreement or any services provided by MHRS or its affiliates. This waiver applies to any action or legal proceeding, whether sounding in contract, tort or otherwise. Each party, on behalf of itself and its affiliates, also agrees not to include any employee, officer or director of the other party or its affiliates as a party in any such action or proceeding.

27.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. This Agreement is intended to set forth the rights, duties and responsibilities between the parties with respect to the matters covered herein. Nothing contained in the Agreement is intended to convey rights to any third parties such as Plans, Plan participants, or Trusts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

MERCER HR SERVICES, LLC		GMO SERIES TRUST,
on behalf of the Funds listed on Exhibit A, separately and not jointly*

By:	/s/ Margaret Buckley	By:	/s/ Heather Schirmer

Name:	Margaret Buckley	Name:	Heather Schirmer

Title:	Regional Finance Manager – U.S.	Title:	Vice President/Assistant Clerk

Date:	April 16, 2012	Date:	April 18, 2012

*GMO Series Trust hereby represents that it is a Massachusetts business trust and that a copy of this Agreement and the Declaration of Trust of GMO Series Trust is or will be on file with the Secretary of State of the Commonwealth of Massachusetts. GMO Series Trust hereby provides notice that this Agreement is being executed on behalf of the Trustees of the GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series Notwithstanding the foregoing and for the avoidance of doubt, the parties acknowledge that GMO Series Trust is fully responsible for all of its obligations contained within this Agreement.

EXHIBIT A

FUNDS AND FEES

Company shall pay to MHRS the following fees per annum, calculated monthly based on the average daily net asset value of shares of Funds held on behalf of the Plans. MHRS shall invoice on a quarterly basis and the fees shall be paid in arrears within 30 days after the end of each quarter by wire transfer, which shall include a description of such payment. Company shall reference the specific invoice number when paying each quarterly invoice and such payments shall be sent to the account specified below, or such other account that MHRS may notify Company of and request that the fees be remitted to.

Each party shall keep adequate and accurate records with respect to the calculation and payment of the fees hereunder. Such records shall be provided to the other party upon request for purposes of auditing and reconciliation of payment amounts.

FUND	Share Class	CUSIP #	12b-1 Fee (basis points “bps”)
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	0.25% (25 bps)
GMO Benchmark Free Allocation Series Fund R5	R5	380131391	0.10% (10 bps)
GMO Benchmark Free Allocation Series Fund R6	R6	380131383	no fee
GMO Core Plus Bond Series Fund R4	R4	380131649	0.25% (25 bps)
GMO Core Plus Bond Series Fund R5	R5	380131631	0.10% (10 bps)
GMO Core Plus Bond Series Fund R6	R6	380131623	no fee
GMO Developed World Stock Series Fund R4	R4	380131748	0.25% (25 bps)
GMO Developed World Stock Series Fund R5	R5	380131730	0.10% (10 bps)
GMO Developed World Stock Series Fund R6	R6	380131722	no fee
GMO Emerging Countries Series Fund R4	R4	380131672	0.25% (25 bps)
GMO Emerging Countries Series Fund R5	R5	380131664	0.10% (10 bps)
GMO Emerging Countries Series Fund R6	R6	380131656	no fee
GMO Foreign Fund Series Fund R4	R4	380131714	0.25% (25 bps)
GMO Foreign Fund Series Fund R5	R5	380131698	0.10% (10 bps)
GMO Foreign Fund Series Fund R6	R6	380131680	no fee
GMO Global Asset Allocation Series Fund R4	R4	380131441	0.25% (25 bps)
GMO Global Asset Allocation Series Fund R5	R5	380131433	0.10% (10 bps)
GMO Global Asset Allocation Series Fund R6	R6	380131425	no fee
GMO Global Equity Allocation Series Fund R4	R4	380131474	0.25% (25 bps)
GMO Global Equity Allocation Series Fund R5	R5	380131466	0.10% (10 bps)
GMO Global Equity Allocation Series Fund R6	R6	380131458	no fee
GMO International Bond Series Fund R4	R4	380131615	0.25% (25 bps)
GMO International Bond Series Fund R5	R5	380131599	0.10% (10 bps)

GMO International Bond Series Fund R6	R6	380131581	no fee
GMO International Core Equity Series Fund R4	R4	380131847	0.25% (25 bps)
GMO International Core Equity Series Fund R5	R5	380131839	0.10% (10 bps)
GMO International Core Equity Series Fund R6	R6	380131821	no fee
GMO International Equity Allocation Series Fund R4	R4	380131516	0.25% (25 bps)
GMO International Equity Allocation Series Fund R5	R5	380131490	0.10% (10 bps)
GMO International Equity Allocation Series Fund R6	R6	380131482	no fee
GMO International Growth Equity Series Fund R4	R4	380131771	0.25% (25 bps)
GMO International Growth Equity Series Fund R5	R5	380131763	0.10% (10 bps)
GMO International Growth Equity Series Fund R6	R6	380131755	no fee
GMO International Large/Mid Cap Value Series Fund R4	R4	380131813	0.25% (25 bps)
GMO International Large/Mid Cap Value Series Fund R5	R5	380131797	0.10% (10 bps)
GMO International Large/Mid Cap Value Series Fund R6	R6	380131789	no fee
GMO Quality Series Fund R4	R4	380131409	0.25% (25 bps)
GMO Quality Series Fund R5	R5	380131508	0.10% (10 bps)
GMO Quality Series Fund R6	R6	380131607	no fee
GMO U.S. Core Equity Series Fund R4	R4	380131102	0.25% (25 bps)
GMO U.S. Core Equity Series Fund R5	R5	380131201	0.10% (10 bps)
GMO U.S. Core Equity Series Fund R6	R6	380131300	no fee
GMO U.S. Equity Allocation Series Fund R4	R4	380131540	0.25% (25 bps)
GMO U.S. Equity Allocation Series Fund R5	R5	380131532	0.10% (10 bps)
GMO U.S. Equity Allocation Series Fund R6	R6	380131524	no fee
GMO U.S. Growth Series Fund R4	R4	380131870	0.25% (25 bps)
GMO U.S. Growth Series Fund R5	R5	380131862	0.10% (10 bps)
GMO U.S. Growth Series Fund R6	R6	380131854	no fee
GMO U.S. Intrinsic Value Series Fund R4	R4	380131706	0.25% (25 bps)
GMO U.S. Intrinsic Value Series Fund R5	R5	380131805	0.10% (10 bps)
GMO U.S. Intrinsic Value Series Fund R6	R6	380131888	no fee

Wire:

JP Morgan Chase

Chicago, IL

ABA #: 071000 013 (For ACH Payments)

ABA #: 021000 021 (For Wire Transfer Payments)

Account Name: Mercer HR Services

Account #: 693192429

Swift Number: CHASUS33